WOLF & COMPANY, P.C.	Certified Public Accountants and Business Consultants

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 2 to the Prospectus and Registration Statement of Westfield Financial, Inc. on Form S-1 of our report, dated March 10, 2006, except for Note 23, as to which the date is June 20, 2006, with respect to the consolidated financial statements of Westfield Financial, Inc. as of December 31, 2005 and 2004 and for the two years in the period ended December 31, 2005. We also consent to the inclusion of our report, dated March 10, 2006, on management’s assertion on and the effectiveness of internal control over financial reporting as of December 31, 2005, and to the use of our name and the references to us, as appearing under the headings “Tax Aspects” and “Experts” in this Amendment No. 2 to the Prospectus and Registration Statement.

We also consent to the use of our State Tax Opinion appearing as an exhibit to this Amendment No. 2 to the Prospectus and Registration Statement.

Boston, Massachusetts

November 3, 2006

99 High Street • Boston, Massachusetts • 02110-2320 • Phone 617-439-9700 • Fax 617-542-0400

1500 Main Street • Suite 1500 • Springfield, Massachusetts • 01115 • Phone 413-747-9042 • Fax 413-739-5149

www.wolfandco.com